News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202
A.G. LAFLEY REJOINS PROCTER & GAMBLE AS CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER Bob McDonald Retires from the Company after 33 Years

CINCINNATI, May 23, 2013 - Procter & Gamble (NYSE:PG) announced today that Alan George "A.G." Lafley has rejoined the Company as President and Chief Executive Officer, effective immediately.  He has also been elected to the Board of Directors and will serve as its Chairman.  Mr. Lafley joined Procter & Gamble in 1977 and served as President and Chief Executive Officer from 2000 to 2009.  He succeeds Robert A. “Bob” McDonald, who is retiring from the Company on June 30, 2013, after 33 years of service.

Jim McNerney, presiding director of P&G’s Board, said, "A.G.’s track record and his depth of experience at P&G make him uniquely qualified to lead the Company forward at this important time.  The Board expects A.G. to further improve results, implement the current productivity plan, and facilitate an ongoing succession process. The Board is confident that he will continue improving P&G’s performance.”

Mr. McNerney added, “We thank Bob for his service and note the Company’s improving business performance.  Under his leadership, the Company expanded its business in developing markets, built a strong innovation pipeline, and has made substantial progress implementing a $10 billion cost savings and productivity program.”

Mr. Lafley said, “I wish Bob well, and thank him for his service to P&G.  I am looking forward to working with P&G’s outstanding leadership team to continue to improve the Company’s performance. I am confident that we will deliver strong innovation, productivity and growth to win with consumers, customers and shareholders.”

Mr. McDonald joined the Company in 1980 and served as President and Chief Executive Officer from 2009 to 2013.  Mr. McDonald said, “It has been a privilege to work with the people of Procter & Gamble to serve consumers around the world.  I’m proud of what we have accomplished together, and I am confident in the Company’s future.”

The Company confirmed its fiscal year and fourth quarter guidance, as stated in the recent third quarter earnings release.

Forward-Looking Statements

Certain statements in this release or presentation, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions.  Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause results to differ materially from the forward-looking statements.  We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise.

Risks and uncertainties to which our forward-looking statements are subject include: (1) the ability to achieve business plans, including growing existing sales and volume profitably and maintaining and improving margins and market share, despite high levels of competitive activity, an increasingly volatile economic environment, lower than expected market growth rates, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus, and/or increasing competition from mid- and lower tier value products in both developed and developing markets; (2) the ability to successfully manage ongoing acquisition, divestiture and joint venture activities to achieve the cost and growth synergies in accordance with the stated goals of these transactions without impacting the delivery of base business objectives; (3) the ability to successfully manage ongoing organizational changes and achieve productivity improvements designed to support our growth strategies, while successfully identifying, developing and retaining particularly key employees, especially in key growth markets where the availability of skilled or experienced employees may be limited; (4) the ability to manage and maintain key customer relationships; (5) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (6) the ability to successfully manage regulatory, tax and legal requirements and matters (including, but not limited to, product liability, patent, intellectual property, price controls, import restrictions, environmental and tax policy), and to resolve pending matters within current estimates; (7) the ability to resolve the pending competition law inquiries in Europe within current estimates; (8) the ability to successfully implement, achieve and sustain cost improvement plans and efficiencies in manufacturing and overhead areas, including the Company's outsourcing projects; (9) the ability to successfully manage volatility in foreign exchange rates, as well as our debt and currency exposure (especially in certain countries with currency exchange, import authorization or pricing controls, such as Venezuela, China, India and Argentina); (10) the ability to maintain our current credit rating and to manage fluctuations in interest rate, increases in pension and healthcare expense, and any significant credit or liquidity issues; (11) the ability to manage continued global political and/or economic uncertainty and disruptions, especially in the Company's significant geographical markets, due to a wide variety of factors, including but not limited to, terrorist and other hostile activities, natural disasters and/or disruptions to credit markets, resulting from a global, regional or national credit crisis; (12) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products; (13) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (14) the ability to successfully manage increases in the prices of commodities, raw materials and energy, including the ability to offset these increases through pricing actions; (15) the ability to develop effective sales, advertising and marketing programs; (16) the ability to stay on the leading edge of innovation, maintain the positive reputation of our brands and ensure trademark protection; and (17) the ability to rely on and maintain key information technology systems and networks (including Company and third-party systems and networks), the security over such systems and networks, and the data contained therein. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
P&G serves approximately 4.6 billion people around the world with its brands. The Company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Fairy®, Gain®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, Braun®, Fusion®, Ace®, Febreze®, Ambi Pur®, SK-II®, and Vicks®. The P&G community includes operations in approximately 75 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

#    #    #

P&G Media Contacts:
Paul Fox, 513.884.2592

P&G Investor Relations Contact:
John Chevalier, 513.983.9974